Exhibit 99.2 NEWS RELEASE

February 20, 2018

Noble Midstream Partners Announces 2018 Capital Budget and Guidance
Extends Annual 20% Distribution per Unit Organic Growth Target and Financial Outlook through 2022
Houston - Noble Midstream Partners LP (NYSE: NBLX) (“Noble Midstream” or the “Partnership”) today announced its 2018 capital budget and guidance as well as an updated long-term outlook through 2022.

2018 Guidance Highlights include:

•	GAAP Net Income of $220 - $260 million

•	Gross Oil and Gas gathering volumes of 200 - 235 thousand barrels of oil equivalent per day (MBoe/d), up 144% year over year at the midpoint

•	Gross Produced Water gathering volumes of 80 - 110 thousand barrels of water per day (MBw/d), up over 3 times 2017 levels at the midpoint

•	Gross Fresh Water delivery volumes of 130 - 190 MBw/d, up 3% from 2017 at the midpoint

•	Adjusted EBITDA[1] of $275 - $315 million, or $215 - $235 million attributable to the Partnership, a 45% increase to the Partnership as reported to 2017

•	Targeted 2018 distribution per unit (DPU) growth of 20%

•	Distributable Cash Flow (DCF)[1] coverage of 1.9x - 2.1x

•	Capital budget of $485 - $535 million, or $255 - $285 million attributable to the Partnership¹

Long-Term Outlook Highlights include:

•	Extension of the outlook period by two years to 2022, now providing five forward looking years

•	20% DPU annual growth target excluding drop downs extended through 2022

•	DCF[1] coverage exceeding 1.3x in each year through 2022

•	Portfolio positioned for self-funding, with potential for DCF[1] to fund approximately 90% of distributions and capex cumulatively from 2019 - 2022E in the base organic plan

•	Return on average capital employed, ROACE[2], of between 13 - 16%

•	Gathering business represents approximately 76% of cumulative net EBITDA between 2019-2022E

•	Reaffirming target of 50% Partnership EBITDA contribution from the Permian by the end of 2020

“Entering 2018, we are focused on executing key development projects as well as integrating Black Diamond Gathering. Our capital program this year supports strong throughput growth at attractive returns and reflects the beginning of a multi-year capital efficiency benefit as we leverage existing backbone infrastructure,” stated Terry R. Gerhart, Chief Executive Officer of Noble Midstream.

“The combined impact of portfolio enhancements and continued customer success with enhanced completions over the past year has been transformational. In addition, with commercial success at Advantage materially exceeding initial expectations, I am confident in the Partnership’s ability to drive rapid value creation at Black Diamond Gathering. As a result, we are extending our best in class distribution growth through 2022 and remain committed to financial strength. Our portfolio and assets are capable of self-funding as an increasing percentage of capital is allocated to capital efficient well connects,” Gerhart continued.

Volumes from Black Diamond Gathering, LLC (“Black Diamond Gathering”) are included in total Partnership financial statements beginning with the January 31, 2018 Saddle Butte acquisition close date. The Partnership’s 54.4% ownership of Black Diamond Gathering will be consolidated for accounting purposes and be held through its wholly owned subsidiary, Laramie River DevCo LP. Greenfield Midstream, LLC owns 45.6% of Black Diamond Gathering.

Noble Midstream refers to certain results as “attributable to the Partnership,” which excludes the non-controlling interests in the development companies (“DevCos”) retained by Noble Midstream’s sponsor, Noble Energy, Inc. (“Noble Energy”). We believe the results “attributable to the Partnership” provide the best representation of the ongoing operations from which our unitholders will benefit.

Full Year 2018 Volume Guidance
Full year throughput is anticipated to grow significantly in 2018, and accelerate in the second half of the year, as customers increase activity and multiple new projects are expected to be placed in service.

The core gathering business should experience sequential quarterly growth in every quarter. In the DJ Basin, key drivers include third party volume growth at Laramie River and a second half gathering volume ramp at Green River. In the Delaware Basin, volumes benefit from a full year of Billy Miner I and Jesse James central gathering facilities (CGFs), with growth accelerating in the second half of the year once all five CGFs are online.

Also contributing to throughput growth is an increase in equivalent wells connected, as approximately 700 equivalent wells are anticipated to be connected in 2018 as compared to 308 in 2017. Approximately 60% of these well connections are anticipated in the second half of the year.

Total fresh water delivery volumes are anticipated to be 130 to 190 MBw/d. Based on our current customer development plans, we are anticipating a modest sequential increase in volumes during 1Q at the midpoint of guidance followed by a decline in 2Q. At the guidance midpoint, we currently expect second half 2018 fresh water delivery volumes be approximately 45% above first half 2018 volumes on activity timing.

Advantage Pipeline throughput is anticipated to be between 90 to 100 MBbl/d, an increase of 121% versus the April to December period of ownership during 2017. These volumes are not included in our oil and gas gathering volume guidance given accounting treatment classification as equity from investment income.

2018 Capital Budget
Excluding acquisition capital, Noble Midstream’s 2018 capital budget is $485 - $535 million, or $255 - $285 million attributable to the Partnership, primarily on growth projects in the DJ Basin and the Delaware Basin. The capital budget does not assume any drop-downs.

Delaware Basin
Blanco River DevCo (NBLX ownership: 40%)
Approximately 45% of Noble Midstream’s gross capital is expected to be deployed in the Blanco River DevCo building backbone infrastructure for oil, gas, and produced water gathering services to support Noble Energy’s activity. The Partnership is constructing 3 CGFs, with an online date of approximately one per month starting in mid March. This will bring total gathering capacity in the Delaware Basin to 90 MBbl/d for oil, 150 million cubic feet per day (MMcf/d) for gas and 240 MBbl/d for produced water.

Trinity River DevCo (NBLX ownership: 100%)
The Trinity River DevCo holds the Partnership’s interest in the Advantage Pipeline joint venture as well as the newly added compression service in the Delaware Basin for Noble Energy. 2018 capital reflects approximately $30 million of initial funding of the compression segment for 120 MMcf/d of capacity staged into service to closely match Noble Energy’s volume ramp. In addition, Noble Midstream’s budget includes approximately $10 million gross capital for three additional pumps at Advantage, expanding pipeline throughput by over 30% to 200 MBbl/d to accommodate future growth.

DJ Basin
Laramie River DevCo (NBLX ownership: 100%)
During 2018, 29% of the Partnership’s gross capital budget is expected to be allocated to the Laramie River DevCo. Our infrastructure now drives efficient capital deployment, supporting 8 to 10 rigs in this area for the year. The Partnership also expects providing fresh water delivery for multiple pads for SRC Energy during 2018. Black Diamond Gathering capital for the year is associated with well connections, additional looping infrastructure and an expansion at the Milton terminal to 300 MBbl/d.

Green River DevCo (NBLX ownership: 25%)
Noble Midstream plans to spend an estimated 13% of its gross capital budget in the Green River DevCo to continue the build out of backbone infrastructure in Noble Energy’s Mustang integrated development plan (IDP). The Partnership will provide crude oil, gas, and produced water gathering, as well as fresh water delivery services in the Mustang IDP. The fresh water delivery system is operationally ready for deliveries which are anticipated to commence at the end of the first quarter. The spec gathering system is anticipated to be online at mid-year, supporting well connections in the second half of 2018.

Colorado River DevCo (NBLX ownership: 100%)
The Partnership plans to continue expanding its Colorado River DevCo system, spending an estimated 4% of its capital budget on highly efficient capital projects in Noble Energy’s Wells Ranch IDP. Capital also reflects the expansion of gas throughput capacity at Wells Ranch to 200 MMcf/d. Noble Midstream provides crude oil, gas and produced water gathering and fresh water delivery in Wells Ranch for Noble Energy.

Additional average daily volume guidance, including guidance by DevCo and by product, is included in the presentation materials for the Partnership’s conference call to be held today Tuesday, February 20, 2018, which will be accessible on the ‘Investors’ page on the Partnership’s website at www.nblmidstream.com.  For additional information, see “Conference Call and Supplemental Information” below. First quarter 2018 guidance information is also included in the presentation materials.

Long-Term Outlook
The Partnership anticipates organic DPU growth of 20% annually through 2022 excluding drop downs from Noble Energy of its retained DevCo interests or wholly owned midstream assets. Additionally, DCF¹ coverage is expected to exceed 1.3x in all years through the same period.

2018 Guidance Table

	Year Ended December 31,
	2017	2018	% Change
Gross Volumes
Oil Gathered (MBbl/d)	66	160 - 190	165%
Gas Gathered (BBtu/d)	181	285 - 350	75%
Oil and Gas Gathered (MBoe/d)	89	200 - 235	144%

Produced Water Gathered (MBw/d)	24	80 - 110	296%
Fresh Water Delivered (MBw/d)	156	130 - 190	3%

Financial Information - Gross (in millions)
Net Income	$164	$ 220 - 260	46%
Adjusted EBITDA[1]	$179	$ 275 - 315	65%

Financial Information - Attributable to the Partnership (in millions)
Adjusted EBITDA[1]	$155	$ 215 - 235	45%
Distributable Cash Flow[1]	$138	$ 180 - 195	36%
Distribution Coverage Ratio[1,3]	2.1x	1.9x - 2.1x	—

Other Information
Equivalent Wells Connected	308	~700	>100%

(1)
Results “attributable to the Partnership” exclude the non-controlling interests in the DevCos retained by Noble Energy. Adjusted EBITDA, DCF, Distribution Coverage Ratio and ROACE are not financial measures calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). For definitions of these non-GAAP measures, see “Non-GAAP Financial Measures” below. [2] Return on capital employed: EBIT/(Average Total Assets - Average Current Liabilities) [3]Assumes 20% Distribution Growth

Conference Call and Supplemental Information
Noble Midstream will host a webcast and conference call today at 1:00 p.m. Central Time to discuss fourth quarter and full 2017 financial and operational results as well as 2018 guidance. The live audio webcast and related presentation material is accessible on the ‘Investors’ page of the Partnership’s website at www.nblmidstream.com. Conference call numbers for participation are 877-883-0383, or 412-902-6506 for international calls. The passcode number is 0571805. A replay of the conference call will be available at the same web location following the event.

About Noble Midstream Partners LP
Noble Midstream is a growth-oriented Delaware master limited partnership formed by Noble Energy, to own, operate, develop and acquire domestic midstream infrastructure assets. Noble Midstream currently provides crude oil, natural gas, and water-related midstream services in the DJ Basin in Colorado and the Delaware Basin in Texas. For more information, please visit www.nblmidstream.com.

Forward Looking Statements
This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect the Partnership’s current views about future events. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, customers' ability to meet its drilling and development plans, changes in general economic conditions, competitive conditions in the Partnership’s industry, actions taken by third-party operators, gatherers, processors and transporters, the demand for crude oil and natural gas gathering and processing services, the Partnership’s ability to successfully implement its business plan, the Partnership’s ability to complete internal growth projects on time and on budget, the price and availability of debt and equity financing, the availability and price of crude oil and natural gas to the consumer compared to the price of alternative and competing fuels, and other risks inherent in the Partnership’s business , including those described under “Risk Factors” and “Forward-Looking Statements” in the Partnership's most recent Annual Report on Form 10-K and in other reports we file with the Securities and Exchange Commission. These reports are also available from the Partnership’s office or website, www.nblmidstream.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Midstream does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

Contact:
Megan Repine
Investor Relations
(832) 639- 7380
megan.repine@nblmidstream.com

Appendix
Non-GAAP Financial Measures

This news release, the financial tables and other supplemental information include Adjusted EBITDA, Distributable Cash Flow, Distribution Coverage Ratio and ROACE, all of which are non-GAAP measures which may be used periodically by management when discussing our financial results with investors and analysts.

We define Adjusted EBITDA as net income before income taxes, net interest expense, depreciation and amortization and unit-based compensation. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors, industry analysts, lenders and ratings agencies, to assess:

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing methods, historical cost basis or capital structure;

•	the ability of our assets to generate sufficient cash flow to make distributions to our partners;

•	our ability to incur and service debt and fund capital expenditures;

•	and the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We define Distributable Cash Flow as Adjusted EBITDA less estimated maintenance capital expenditures and cash interest expense. Distributable Cash Flow is used by management to evaluate our overall performance. Our partnership agreement requires us to distribute all available cash on a quarterly basis, and Distributable Cash Flow is one of the factors used by the board of directors of our general partner to help determine the amount of available cash that is available to our unitholders for a given period. We define Distribution Coverage Ratio as Distributable Cash Flow divided by total distributions declared. The Distribution Coverage Ratio is used by management to illustrate our ability to make our distributions each quarter.

We define ROACE as earnings before interest and taxes divided by (average total assets – average current liabilities. ROACE is used by management to measure the efficiency of the utilization of the capital that we employ.

We believe that the presentation of Adjusted EBITDA, Distributable Cash Flow, Distribution Coverage Ratio and ROACE provide information useful to investors in assessing our financial condition and results of operations. The GAAP measure most directly comparable to Adjusted EBITDA, Distributable Cash Flow, Distribution Coverage Ratio and ROACE is net income. Adjusted EBITDA, Distributable Cash Flow, Distribution Coverage Ratio and ROACE should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, Distributable Cash Flow, Distribution Coverage Ratio and ROACE exclude some, but not all, items that affect net income, and these measures may vary from those of other companies. As a result, Adjusted EBITDA, Distributable Cash Flow, Distribution Coverage Ratio and ROACE as presented herein may not be comparable to similarly titled measures of other companies.

Noble Midstream does not provide guidance on the reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio due to the uncertainty regarding timing and estimates of these items. Noble Midstream provides a range for the forecasts of Net Income, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio to allow for the variability in timing and uncertainty of estimates of reconciling items between forecasted Net Income, forecasted Adjusted EBITDA, forecasted Distributable Cash Flow and forecasted Distribution Coverage Ratio. Therefore, the Partnership cannot reconcile forecasted Net Income to forecasted Adjusted EBITDA, forecasted Distributable Cash Flow or forecasted Distribution Coverage Ratio without unreasonable effort.

In addition to Net Income, the GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is net cash provided by operating activities. Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Due to the forward-looking nature of net cash provided by operating activities, management cannot reliably predict certain of the necessary components of the most directly comparable forward-looking GAAP measures, such as future impairments and future changes in working capital. Accordingly, Noble Midstream is unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measures to net cash provided by operating activities. Amounts excluded from these non-GAAP measures in future periods could be significant.

	Year Ended December 31,
	2017	2018 (Est.)
Reconciliation from Net Income (GAAP) to Distributable Cash Flow (Non-GAAP)
Net Income and Comprehensive Income (GAAP)	$164	$ 220 - 260
Add:
Depreciation and Amortization	13	35 - 36
Interest Expense, Net of Amount Capitalized	1	13 - 14
Unit-Based Compensation	1	1
Transaction Expenses	—	5
Income Tax Provision (Benefit)	—	—
Adjusted EBITDA (Non-GAAP)	179	$ 275 - 315
Adjusted EBITDA Attributable to Noncontrolling Interests	24	60 - 80
Adjusted EBITDA Attributable to the Partnership	155	$ 215 - 235
Less:
Maintenance Capital Expenditures and Cash Interest Paid	17	35 - 40
Distributable Cash Flow	$138	$ 180 - 195
DCF Coverage	2.1x	1.9x - 2.1x